EXHIBIT 99.1

Schawk Announces Management Changes

DES PLAINES, IL--(Marketwire - April 17, 2008) - Schawk, Inc. (NYSE: SGK), one of the world's leading providers of digital imaging graphic services to the consumer products and brand imaging markets, announced that James J. Patterson has indicated that he will step down from his position as senior vice president and chief financial officer with Schawk effective June 1, 2008, to pursue other interests. The Company has retained Spencer Stuart, one of the world's leading executive search consulting firms, to conduct a search for his replacement.

The Company also announced that Timothy J. Cunningham, a Partner with Tatum LLC, was named vice president of finance, reporting to David Schawk, president and chief executive officer. In his new position, Tim will be involved with the overall management of Schawk's corporate finance and financial management systems. His 30-year career includes positions serving as the chief financial officer for three public companies, with industry experience in the food, consumer products, packaging, electronics, software and technology consulting services segments. Most recently Tim served as chief financial officer of Pregis Corporation and also has served as the interim chief financial officer of a $1.4 billion division of a $12 billion food company. A member of the American Institute of Certified Public Accountants and the Illinois CPA Society, Tim has a Master of Business Management from Northwestern University, Kellogg Graduate School of Management and a Bachelor of Business Administration from the University of Notre Dame.

"Jim has made significant contributions to Schawk during his tenure with us," said Mr. Schawk.  "We are fortunate to have Tim to help us during our search for a replacement and to ensure a smooth transition."

About Schawk, Inc.

Schawk, Inc., headquartered in suburban Chicago, is one of the world's largest independent brand image solutions companies.  Schawk delivers a broad range of digital pre-media graphic services through 153 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials.  Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries.  For more information, visit www.schawk.com.

AT DRESNER CORPORATE SERVICES: Philip Kranz 312-780-7240 pkranz@dresnerco.com Kristine Walczak 312-780-7205 kwalczak@dresnerco.com